Exhibit 99.1

Nordson Corporation Reports Record Second Quarter Revenue, Operating Profit and Diluted Earnings per Share

  Sales grow 9 percent over prior year’s second quarter to $417 million, inclusive of 4 percent organic growth
  Operating profit increases 13 percent to $93 million compared to $82 million a year ago, with operating margin of 22 percent
  GAAP diluted EPS increases 14% to $0.96 for the quarter compared to $0.84 a year ago
  Pro-forma 12 week order rates increase 9 percent over same period a year ago
  Third quarter 2014 guidance: sales expected to increase 9 to 13 percent over prior year, inclusive of 3 to 7 percent organic volume growth; GAAP diluted EPS in the range of $1.06 to $1.16

WESTLAKE, Ohio--(BUSINESS WIRE)--May 22, 2014--Nordson Corporation (Nasdaq: NDSN) today reported results for the second quarter of fiscal year 2014. For the quarter ending April 30, 2014, sales were $417 million, a 9 percent increase over the prior year’s second quarter. This increase in sales included a 4 percent increase in organic volume and a 5 percent increase related to the first year effect of acquisitions. The effect of currency translation compared to the same period a year ago was not material. Operating profit was $93 million, net income was $62 million, and diluted earnings per share were $0.96. Prior year second quarter sales, operating profit, net income and diluted earnings per share were $382 million, $82 million, $55 million and $0.84, respectively. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Our global team delivered excellent results in the quarter, as innovative products and a strong focus on meeting customer needs helped drive solid organic growth in sales in the majority of our product lines and regions,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Sales, operating profit, and earnings per share were all second quarter records for Nordson. On a sequential basis, we leveraged strong top line growth of 16 percent to generate incremental operating margin of 67 percent. We also executed on our strategy of returning value to our shareholders by investing $53 million for the repurchase of shares and by distributing approximately $12 million in dividends during the quarter. Free cash flow in the quarter before dividends was $46 million and our balance sheet has significant capacity for ongoing investments.”

Second Quarter Segment Results

Sales volume in Adhesive Dispensing Systems improved 18 percent compared to the second quarter a year ago, inclusive of 8 percent organic growth and 10 percent growth from the first year effect of the Kreyenborg acquisition. “The organic growth was driven by rigid packaging, general product assembly, disposable hygiene and polymer processing end markets, and by growth in every geography, with the exception of Japan which was flat,” said Hilton. The Adhesive Dispensing segment’s operating margin was 27 percent, up 4 percentage points from the first quarter and up 1 percentage point over the prior year’s second quarter.

In Advanced Technology Systems, second quarter sales volume decreased 3 percent over the prior year. “Similar to conditions we reported last quarter, solid organic growth in products for electronics test and inspection and fluid management, along with surface treatment markets, was offset by softness in demand for automated dispensing equipment in selected mobile electronic device end markets,” said Hilton. “Encouragingly, we have begun to see an increase in orders for these automated systems in recent weeks and we expect to generate solid sales growth in our third quarter within this segment.” Geographically, organic sales growth in the second quarter over the prior year in the U.S. and Europe was offset by softness in other regions. Operating margin for the Advanced Technology segment was 24 percent in the second quarter, up 13 percentage points from the first quarter.

Industrial Coating Systems sales volume increased 4 percent compared to the second quarter a year ago. “Nordson generated strong organic growth in most all product lines, driven by demand in consumer durable and industrial end markets, food and beverage end markets, and UV curing systems for industrial and electronics end markets,” said Hilton. “The organic growth was broad based, with increases in all regions except the Americas as compared to the same period a year ago. Overall segment operating margin was 16 percent in the second quarter, an increase of 7 percentage points compared to the first quarter and 1 percentage point over the prior year’s second quarter.

Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal Year-to-Date Results

For the first half of fiscal year 2014, sales were $777 million, a 7 percent volume increase over the prior year’s first half. This increase in sales included a 1 percent increase in organic volume and a 6 percent increase related to the first year effect of acquisitions. The effect of currency translation compared to the same period a year ago was not material. First half operating profit was $147 million, net income was $97 million and GAAP diluted earnings per share were $1.50. Prior year first half sales, operating profit, net income and diluted earnings per share were $729 million, $144 million, $97 million and $1.49, respectively.

“After a soft start to our year, Nordson began to gain momentum during our second quarter, a trend we expect to continue as the year progresses,” said Hilton. “Sequential sales volume improvement drove improved profitability while we continued to execute on initiatives that will drive growth, performance and sustainable competitive advantage over the long term.”

Order Rates and Backlog

Order rates for the 12-week period ending May 18, 2014, measured in constant currency, increased by 9 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2013 acquisitions were owned in both years.

Backlog for the quarter ended April 30, 2014 was approximately $247 million, an increase of 25 percent compared to the same period a year ago, and inclusive of 10 percent organic growth and 15 percent growth due to the Kreyenborg acquisition. Current backlog increased 7 percent compared to the first quarter ended January 31, 2014. Backlog amounts are calculated at April 30, 2014 exchange rates.

Outlook

For the third quarter of fiscal 2014, sales growth is expected to be in the range of 9 percent to 13 percent as compared to the third quarter a year ago. This growth is inclusive of organic volume growth of 3 to 7 percent, 5 percent growth from the first year effect of acquisitions, and a positive 1 percent currency translation effect based on the current exchange rate environment. GAAP diluted earnings per share are expected to be in the range of $1.06 to $1.16.

“Based on our backlog and current 12 week order rates, the midpoint of our sales guidance includes organic growth of 5 percent over the prior year’s third quarter, a strong level given the current macroeconomic environment,” said Hilton. “This growth is being driven by the value we provide to our customers and the many opportunities in the diverse end markets we serve. At the midpoint of our guidance we are forecasting operating margin of about 24 percent in the third quarter, an improvement both on a year-over-year and sequential basis. Our global team can be counted on to continue executing at a high level, and we expect our ongoing focus on customer satisfaction, global support, differentiated technology and continuous improvement should result in strong long-term returns for our shareholders.”

Nordson will broadcast its second-quarter conference call on its web site at www.nordson.com/investors on Friday, May 23, 2014 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or jim.jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ending April 30, 2014
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Second Quarter		Year-to-Date
	2014	2013	2014	2013

Net sales	$417,461	$382,100	$776,881	$729,143
Cost of sales	181,909	165,162	346,547	314,976
Selling & administrative expenses	142,718	134,736	283,641	270,401

Operating profit	92,834	82,202	146,693	143,766

Interest expense - net	(3,315)	(3,518)	(6,778)	(7,500)
Other expense - net	(406)	(565)	(615)	(1,765)

Income before income taxes	89,113	78,119	139,300	134,501
Income taxes	27,179	23,514	42,486	37,885

Net Income	$61,934	$54,605	$96,814	$96,616

Return on sales	15%	14%	12%	13%
Return on average shareholders' equity	27%	30%	21%	27%

Average common shares outstanding (000's)	63,964	64,320	64,095	64,296
Average common shares and common share equivalents (000's)	64,557	64,970	64,711	64,959

Per share:

Basic earnings	$.97	$.85	$1.51	$1.50
Diluted earnings	$.96	$.84	$1.50	$1.49

Dividends paid	$.18	$.15	$.36	$.30

Total dividends	11,543	9,667	23,104	19,308

CONSOLIDATED BALANCE SHEET
	April 30	October 31
	2014	2013

Cash and marketable securities	$ 49,732	$ 42,375
Receivables	327,391	308,707
Inventories	206,438	198,401
Other current assets	55,191	51,087
Total current assets	638,752	600,570

Property, plant & equipment - net	206,840	200,979
Other assets	1,233,466	1,240,740
	$ 2,079,058	$2,042,289

Notes payable and debt due within one year	$ 19,149	$ 14,436
Accounts payable and accrued liabilities	217,404	221,035
Total current liabilities	236,553	235,471

Long-term debt	636,587	638,158
Other liabilities	282,695	280,797
Total shareholders' equity	923,223	887,863
	$ 2,079,058	$2,042,289

Other information:

Employees	5,760	5,801

Common shares outstanding (000's)	63,664	64,218

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

SECOND QUARTER PERIOD
Period Ending April 30, 2014
(Unaudited)

	Second Quarter		% Growth over 2013			Year-to-Date		% Growth over 2013
SALES BY BUSINESS SEGMENT	2014	2013	Volume	Currency	Total	2014	2013	Volume	Currency	Total

Adhesive dispensing systems	$231,954	$196,380	18.4%	-0.3%	18.1%	$441,425	$379,758	17.1%	-0.9%	16.2%
Advanced technology systems	127,628	130,001	-2.6%	0.8%	-1.8%	225,169	238,710	-6.0%	0.3%	-5.7%
Industrial coating systems	57,879	55,719	4.3%	-0.4%	3.9%	110,287	110,675	0.4%	-0.8%	-0.4%

Total sales by business segment	$417,461	$382,100	9.2%	0.1%	9.3%	$776,881	$729,143	7.0%	-0.5%	6.5%

	Second Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2014	2013				2014	2013

Adhesive dispensing systems	$62,699	$51,339				$110,619	$95,013
Advanced technology systems	30,842	33,112				41,220	53,845
Industrial coating systems	9,335	8,150				14,291	15,311
Corporate	(10,042)	(10,399)				(19,437)	(20,403)

Total operating profit by business segment	$92,834	$82,202				$146,693	$143,766

	Second Quarter		% Growth over 2013			Year-to-Date		% Growth over 2013
SALES BY GEOGRAPHIC REGION	2014	2013	Volume	Currency	Total	2014	2013	Volume	Currency	Total

United States	$125,693	$114,813	9.5%	-	9.5%	$241,199	$226,117	6.7%	-	6.7%
Americas	31,144	36,147	-9.7%	-4.1%	-13.8%	58,409	63,834	-4.6%	-3.9%	-8.5%
Europe	122,058	99,196	18.5%	4.5%	23.0%	238,533	193,831	19.6%	3.5%	23.1%
Japan	28,889	31,614	-2.4%	-6.2%	-8.6%	55,134	67,210	-7.6%	-10.4%	-18.0%
Asia Pacific	109,677	100,330	10.0%	-0.7%	9.3%	183,606	178,151	3.6%	-0.5%	3.1%

Total Sales by Geographic Region	$417,461	$382,100	9.2%	0.1%	9.3%	$776,881	$729,143	7.0%	-0.5%	6.5%

	Second Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2014	2013				2014	2013

Net income	$61,934	$54,605				$96,814	$96,616
Depreciation and amortization	14,743	13,140				29,231	26,189
Other non-cash charges	4,631	4,891				10,304	10,423
Changes in operating assets and liabilities	(26,806)	(9,762)				(34,160)	(30,599)
Net cash provided by operating activities	54,502	62,874				102,189	102,629

Additions to property, plant and equipment	(8,603)	(16,190)				(16,494)	(23,714)
Proceeds from the sale of property, plant and equipment	86	4				99	30

Free cash flow before dividends	$45,985	$46,688				$85,794	$78,945

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING MAY 18, 2014
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	7%	United States	10%
Advanced technology systems	14%	Americas	3%
Industrial coating systems	4%	Europe	-
		Japan	15%
Total	9%	Asia Pacific	16%

		Total	9%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2013 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

SECOND QUARTER PERIOD
Period Ending April 30, 2014
(Unaudited)

	Second Quarter		Year-to-Date
	2014	2013	2014	2013

Diluted EPS as reported (U.S. GAAP)	$0.96	$0.84	$1.50	$1.49

Short-term inventory purchase accounting adjustments	-	-	0.02	-
Severance and restructuring	0.01	-	0.01	0.01
Discrete tax items	-	-	-	(0.04)

Diluted EPS as adjusted (Non-GAAP)	$0.97	$0.84	$1.53	$1.46

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculation of this non-GAAP measure may not be comparable to the calculation of a similarly titled measure reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, Director, Communications & Investor Relations, 440-414-5639
Jim.Jaye@nordson.com